UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2025

Laird Superfood, Inc.

(Exact name of registrant as specified in its charter)

Nevada	1-39537	81-1589788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5303 Spine Road, Suite 204, Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (541) 588-3600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange
Common Stock, $0.001 par value	LSF	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Navitas Acquisition Agreement

On December 21, 2025, Laird Superfood, Inc. (the “Company”) entered into a securities purchase agreement (the “Navitas Acquisition Agreement”) by and among the Company, Encore Consumer Capital Fund II, LP (“Encore”), in its capacity as a Seller (defined below) and the Seller representative, The Ira and Joanna Haber Family Trust, Dated October 5, 2015 (the “Haber Family Trust”), Advantage Capital Agribusiness Partners, L.P. (“Advantage Capital,” together with Encore and the Haber Family Trust, the “Sellers”), and, solely with respect to Section 12.16 thereof, Global Superfoods Corp. (“GSC”), pursuant to which, following the receipt of the Company Stockholder Approval (defined below), the Company will acquire, directly or indirectly, (i) all of the issued and outstanding units of Navitas LLC (“Navitas”) from the Sellers and (ii) all of the issued and outstanding capital stock of GSC from Encore for a purchase price of $38.5 million in cash, subject to customary purchase price adjustments, including a working capital adjustment (the “Navitas Acquisition”). GSC is a holding company with no operations whose purpose is to hold units of Navitas.

Conditions to Closing

The closing of the Navitas Acquisition and the transactions contemplated by the Navitas Acquisition Agreement (the “Closing”) are subject to the satisfaction of various customary closing conditions, including, among others, (i) the Preferred Stock Issuance (defined below) being duly approved by the majority of votes cast at a special meeting of the Company’s stockholders (the “Special Meeting” and the approval of the Preferred Stock Issuance, “Company Stockholder Approval”), (ii) the absence of any applicable law or judgment preventing, enjoining, restraining or otherwise prohibiting the consummation of the Navitas Acquisition and the transactions contemplated by the Navitas Acquisition Agreement, (iii) with respect to the Sellers and Navitas’s obligations to consummate the Navitas Acquisition, the representations and warranties of the Company being true and correct (subject to certain materiality exceptions), the Company having performed in all material respects its obligations under the Navitas Acquisition Agreement and the delivery of customary closing deliverables by the Company, (iv) with respect to the Company’s obligations to consummate the Navitas Acquisition, the representations and warranties of the Sellers being true and correct (subject to certain materiality exceptions), the Sellers having performed in all material respects their obligations under the Navitas Acquisition Agreement and the delivery of customary closing deliverables by the Sellers and (v) the absence of a Material Adverse Effect (as defined in the Navitas Acquisition Agreement).

Pursuant to the Navitas Acquisition Agreement, the Company has agreed to prepare and file with the Securities and Exchange Commission (the “SEC”), as promptly as reasonably practicable, preliminary and definitive proxy statements relating to the Special Meeting to be held for the purposes of, among other things, obtaining the Company Stockholder Approval. The parties expect to consummate the Navitas Acquisition and the Nexus Investment (as defined below) in the first quarter of 2026.

Termination Rights

The Navitas Acquisition Agreement may be terminated prior to the Closing under the following circumstances: (i) by the mutual written consent of the Company and Encore, (ii) by the Company if there has been a breach by any Seller of its respective covenants, representations or warranties contained in the Navitas Acquisition Agreement and such breach would give rise to the failure of any of the Company’s conditions to closing, subject to certain customary cure rights set forth in the Navitas Acquisition Agreement, (iii) by Encore if there has been a breach by the Company of its respective covenants, representations or warranties contained in the Navitas Acquisition Agreement and such breach would give rise to the failure of any of the Seller’s conditions to closing, subject to certain customary cure rights set forth in the Navitas Acquisition Agreement, (iv) by either the Company or Encore, by providing written notice to the other party, if (a) any governmental entity enacts, promulgates, issues, enters or enforces any judgment or takes any other action enjoining, restraining, prohibiting or otherwise making the Navitas Acquisition illegal, subject to customary exceptions, or (b) the Closing has not occurred by April 6, 2026, with an automatic fifteen (15) day extension if the parties are working in good faith to consummate the Navitas Acquisition (the “Outside Date”); provided, however, that termination pursuant to clause (b) above is not available (x) to the Company, if its material breach or failure to fulfill its obligations under the Navitas Acquisition Agreement caused failure of the Closing to occur by the Outside Date as a result of the Company’s inability to satisfy the conditions to the obligations of Navitas and the Sellers or (y) to Encore, if any Seller’s material breach or failure to fulfill its obligations under the Navitas Agreement caused failure of the Closing to occur by the Outside Date as a result of the Sellers’ inability to satisfy the conditions to the obligations of the Company and (v) the Company Stockholder Approval was not obtained at the Special Meeting.

If the Navitas Acquisition Agreement is terminated by Encore due to the Company’s violation or failure to perform or breach of a covenant, representation or warranty and (i) Encore and the Sellers are not in material breach of the Navitas Acquisition Agreement and (ii) all of the closing conditions have been met, the Company will be required to pay Navitas a termination fee of $2.0 million plus certain public company accounting expenses (the “Accounting Expenses Cap”). If the Navitas Acquisition Agreement is terminated by Encore due to the Closing not having occurred by the Outside Date and (i) the Company has not received any comments on the preliminary proxy statement from any governmental entity or self-regulatory body, (ii) Encore and the Sellers are not in material breach of the Navitas Acquisition Agreement and (iii) all of the closing conditions have been met, the Company will be required to pay Navitas a termination fee of $1.0 million plus accounting expenses up to the Accounting Expenses Cap. If the Navitas Acquisition Agreement is terminated by Encore due to the fact that the Special Meeting was held but Company Stockholder Approval was not obtained and (i) the Company is not in material breach of the Navitas Acquisition Agreement in a manner that would cause the Company to be unable to satisfy the conditions to the obligations of Navitas and Sellers, (ii) the Purchaser Board Recommendation (as defined in the Navitas Acquisition Agreement) was not withdrawn, and (iii) each stockholder that is a party to a Voting Agreement votes his, her or its shares in accordance therewith, the Company will be required to pay Navitas a termination fee of $500,000 plus accounting expenses up to the Accounting Expenses Cap.

Other Terms

The Navitas Acquisition Agreement contains customary representations and warranties from the Company, the Sellers and GSC, and each party has agreed to covenants, including, among others, covenants relating to (i) the conduct of each of GSC’s and Navitas’s businesses during the interim period between the execution of the Navitas Acquisition Agreement and the Closing and (ii) the obligation to use commercially reasonable efforts to obtain all governmental consents, approvals and authorizations and make all filings and notices necessary to execute the transactions contemplated by the Navitas Acquisition Agreement. In addition, the parties agreed to a “no shop” provision that limits the ability of Sellers to discuss or engage in certain alternative transactions to the Navitas Acquisition prior to the Closing, subject to certain exceptions. The Navitas Acquisition Agreement also includes customary non-solicitation provisions applicable to Encore. In addition, the parties each have customary indemnification obligations and rights under the terms of the Navitas Acquisition Agreement, including with respect to breaches of certain representations and warranties and failure to observe and perform certain covenants.

The foregoing description of the Navitas Acquisition Agreement is qualified in its entirety by reference to the full text of the Navitas Acquisition Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K (the “Current Report”) and is incorporated herein by reference.

The Navitas Acquisition Agreement attached as Exhibit 2.1 hereto is included to provide investors and security holders with information regarding its terms, and it is not intended to provide any other factual information about the Company, the Sellers, Navitas, GSC or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Navitas Acquisition Agreement were made only for the purposes of the Navitas Acquisition Agreement and only as of the date of the Navitas Acquisition Agreement or such other date as is specified in the Navitas Acquisition Agreement and are qualified by information in confidential disclosure schedules provided by the Company, the Sellers, Navitas or GSC in connection with the signing of the Navitas Acquisition Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Navitas Acquisition Agreement. Moreover, certain representations and warranties in the Navitas Acquisition Agreement were used for the purpose of allocating risk between the Company, the Sellers, Navitas or GSC rather than establishing matters as facts. Information concerning the subject matter of the representations and warranties may change after the date of the Navitas Acquisition Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, the representations and warranties in the Navitas Acquisition Agreement should not be relied upon as characterizations of the actual state of facts about the Company, the Sellers, Navitas or GSC, and the Navitas Acquisition Agreement should be read in conjunction with the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents that are filed with the SEC.

Nexus Investment Agreement

Concurrently with the signing of the Navitas Acquisition Agreement, on December 21, 2025, the Company entered into an investment agreement (the “Investment Agreement”), by and among the Company, Gateway Superfood NSSIII Investment, LLC (“Gateway III”) and Gateway Superfood NSSIV Investment, LLC (“Gateway IV” and together with Gateway III, the “Investor”), with the Investor being an affiliate of Nexus Capital Management LP (“Nexus”), pursuant to which the Investor agreed to purchase an aggregate of 50,000 initial shares (the “Initial Shares”) of Series A Preferred Stock (“Series A Preferred Stock”) at a purchase price of $1,000 per share for gross proceeds of $50.0 million at closing (the “Nexus Investment” and together with the Navitas Acquisition, the “Transactions”). Pursuant to the Investment Agreement, the Company has the option, following the Closing until 270 days following the Closing (or, if on such 270th day the Company is engaged in discussions with one or more counterparties regarding a potential acquisition or other strategic transaction, 360 days), to require the Investor to purchase up to an aggregate of 60,000 additional shares of Series A Preferred Stock (the “Additional Shares” and the issuance of the Initial Shares and the Additional Shares, the “Preferred Stock Issuance”) at $1,000 per share, provided that any funding of Additional Shares must be for a minimum of $25.0 million and be used to fund substantially concurrent strategic transactions approved by a majority of the disinterested directors of the Board of Directors of the Company (the “Board”).

The designation, vesting, powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions of the Series A Preferred Stock are set forth in the form of Certificate of Designation of the Series A Preferred Stock. The Series A Preferred Stock will be convertible, at the option of the holder, into shares of the Company’s common stock, $0.001 par value (the “Common Stock”), at a fixed conversion price of $3.57 (subject to certain customary anti-dilution adjustments). The Series A Preferred Stock will accrue dividends at an annual rate of 5%, compounded quarterly, and vote on an as-converted basis with the Common Stock. Any shares of Common Stock issuable upon conversion of the Series A Preferred Stock (such shares, the “Conversion Shares”) will be listed on the NYSE American LLC (“NYSE American”), subject to official notice of issuance.

At the closing of the Transactions, based on the number of shares of Common Stock outstanding as of December 19, 2025, Nexus’s equity interest in the Company would represent, on a diluted basis for in-the-money instruments at $2.20 per share, approximately 53.5% of the Company’s issued and outstanding Common Stock.

The foregoing description of the Series A Preferred Stock is qualified in its entirety by reference to the full text of the form of Certificate of Designations of Series A Preferred Stock, a copy of which is filed as Exhibit 3.1 to this Current Report and is incorporated herein by reference.

Governance Matters

Pursuant to the Investment Agreement, effective as of the Closing, (i) the Company will appoint four designated representatives of Nexus and its affiliates, each to the Board to serve for a term expiring at the Company’s next annual meeting of stockholders and until their successors are duly elected and qualified, (ii) Grant LaMontagne will remain a director of the Company and be deemed the fifth designated representative of Nexus and its affiliates (together with the four designated representatives in (i), (the “Nexus Designees”)) as of the Closing and (iii) the Company and the Board will cause the total number of directors on the Board to be fixed at nine and a number of directors will resign such that the total number of directors on the Board is nine. Thereafter, the number of Nexus Designees will adjust proportionately to Nexus’s ownership thresholds, subject to applicable law and stock exchange rules. Subject to applicable law, Nexus will have the right to remove, with or without cause, any Nexus Designee at any time upon two business days’ notice. In addition to the foregoing, the Investment Agreement provides Nexus and its affiliates with certain information rights, which include, (i) subject to certain ownership thresholds, the ability of Nexus to request certain information from the Company regarding its business and operations and access to the Company’s management team, and (ii) the ability of Nexus to share certain non-public information concerning the Company with other individuals associated with its affiliates, provided that Nexus’s affiliates are informed about the confidential nature of such information.

Furthermore, subject to certain ownership thresholds, the Company may not take the following actions without the prior written consent of the holders of a majority of then outstanding shares of Series A Preferred Stock: (i) any actions that would result in any control share acquisition, interested stockholder, business combination or similar anti-takeover provision in the Nevada Revised Statutes and/or the Company’s organizational documents becoming applicable to the holders of shares of Series A Preferred Stock as a result of the Preferred Stock Issuance, the Navitas Acquisition or any transaction related thereto, including the Company’s issuance of the Conversion Shares, (ii) adopt, approve or agree to adopt a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan that is applicable to the holders of shares of Series A Preferred Stock, subject to certain exceptions, (iii) authorize or issue any Parity Securities or Senior Securities (each as defined in the Investment Agreement), or amend or alter the Company’s organizational documents to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, any Parity Securities (including any increase in the number of authorized or issued shares of Series A Preferred Stock) or Senior Securities, (iv) issue any shares of Series A Preferred Stock to any person other than to Nexus and its affiliates, (v) cause any subsidiary to issue any equity securities, subject to certain exceptions, or (vi) any action to effect any voluntary deregistration of the Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any voluntary delisting with NYSE American of the Common Stock other than in connection with a concurrent relist with another national securities exchange.

Closing of the Nexus Investment

The Nexus Investment is conditioned upon the substantially concurrent consummation of the Navitas Acquisition on the terms contemplated by the Navitas Acquisition Agreement. In addition, the closing is subject to the satisfaction of various customary closing conditions, including, among others, (i) obtaining Company Stockholder Approval of the Preferred Stock Issuance, (ii) the absence of any temporary or permanent judgment, law or governmental order restraining, enjoining or otherwise prohibiting the consummation of the Transactions, (iii) obtaining any required regulatory approvals, including the listing of the Conversion Shares on the NYSE American, (iv) the absence of an Investor Material Adverse Effect (as defined in the Investment Agreement) on Nexus, (v) the absence of a Material Adverse Effect (as defined in the Investment Agreement) on the Company and (vi) reconstitution of the Board such that the number of total directors on the Board is nine.

Termination and Other Terms

The Investment Agreement contains customary representations and warranties, agreements and obligations and closing conditions. In addition, the Investment Agreement contains certain customary termination provisions for both the Company and Nexus, including, among other things, if the closing has not occurred on or before the date that is five (5) business days following the Outside Date, as such date may be extended pursuant to the Navitas Acquisition Agreement, and by Nexus if Company Stockholder Approval of the Preferred Stock Issuance is not obtained. In the event the Investment Agreement is terminated, neither party thereto will owe a termination fee or otherwise incur a liability to any other party under or relating to the Investment Agreement.

The Board has unanimously approved the Navitas Acquisition Agreement, the Investment Agreement and the Transactions contemplated thereby, including the Preferred Stock Issuance, and has agreed to recommend to the Company’s stockholders that they vote in favor of the Preferred Stock Issuance as contemplated by the Navitas Acquisition Agreement and the Investment Agreement.

The foregoing description of the Investment Agreement is qualified in its entirety by reference to the full text of the Investment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Voting and Support Agreements

On December 21, 2025, as an inducement for the Sellers to enter into the Navitas Acquisition Agreement, the Company and Encore entered into voting and support agreements (the “Voting Agreements”) with certain stockholders, directors and executive officers of the Company (each, a “Company Holder”), whereby such Company Holders, in their capacities as beneficial owners of Common Stock and not in their capacities as directors or officers of the Company agreed to, among other things, vote or cause to be voted all outstanding shares of Common Stock beneficially owned by such Company Holder in favor of the Preferred Stock Issuance contemplated by the Investment Agreement and against alternative transactions.

Pursuant to each Voting Agreement, each Company Holder is restricted from selling or transferring shares of Common Stock beneficially owned by such Company Holder, subject to certain customary exceptions. The Voting Agreements will terminate upon the earliest to occur of (i) stockholder approval of the Preferred Stock Issuance being obtained and (ii) the termination of the Navitas Acquisition Agreement pursuant to and in compliance with the terms thereof.

The foregoing description of the Voting Agreements is qualified in its entirety by reference to the full text of the form of the Voting Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report and is incorporated herein by reference.

Registration Rights Agreement

At the Closing, the Company agreed to enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with Nexus pursuant to which, among other things, and subject to certain limitations set forth therein, the Company will be obligated to use its reasonable best efforts to prepare and file a registration statement registering the resale of the Conversion Shares as soon as practicable following a request from Nexus.

In addition, pursuant to the Registration Rights Agreement, Nexus has the right to require the Company, subject to certain limitations set forth therein, to effect a distribution of any or all of the Conversion Shares by means of an underwritten offering. The Registration Rights Agreement also provides Nexus with certain customary piggyback registration rights. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration or offering and the Company’s right to delay or withdraw a registration statement under certain circumstances.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the form of Registration Rights Agreement, a copy of which is filed as Exhibit 10.3 to this Current Report and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report relating to the Initial Shares, the Additional Shares and the Conversion Shares is incorporated by reference herein. The Initial Shares, the Additional Shares and the Conversion Shares that may be issued in connection with the Investment Agreement will not be initially registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 7.01	Regulation FD Disclosure.

On December 22, 2025, the Company issued a press release announcing the execution of the Navitas Acquisition Agreement and the Investment Agreement. The press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

The information included under Item 7.01 of this Current Report (including Exhibit 99.1) is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Forward-Looking Statements

Certain statements contained in this Current Report constitute “forward-looking statements” as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act, that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties. Words such as “anticipate,” “assume,” “began,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “would” and variations of such words and similar expressions are intended to identify such forward-looking statements. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Forward-looking statements in this Current Report may include, but are not limited to, statements relating to (i) the proposed Transactions and their expected terms, timing and closing, including receipt of required approvals, satisfaction of other customary closing conditions and expected changes and appointments to the Board, (ii) estimates of future synergies, growth opportunities, savings and efficiencies, (iii) expectations regarding the Company’s ability to effectively integrate assets and properties it may acquire as a result of the Navitas Acquisition, (iv) expectations of the continued listing of the Company’s Common Stock on the NYSE American and (v) expectations of future plans, priorities, focus and benefits of the proposed Transactions.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including but not limited to (i) the ability of the parties to consummate the proposed Transactions in a timely manner or at all, (ii) satisfaction of the conditions precedent to consummation of the Nexus Investment and the Navitas Acquisition, including the ability to secure required consents and regulatory approvals in a timely manner or at all, and approval by the Company’s stockholders of the Preferred Stock Issuance, (iii) the possibility of litigation (including related to the proposed Transactions) and other risks described in the Company’s SEC filings. The Company does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise, except as required by applicable securities laws. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. More information on potential factors that could affect the Company’s financial results will be included in the preliminary and the definitive proxy statements that the Company intends to file with the SEC in connection with the Company’s solicitation of proxies for the Special Meeting to be held to approve, among other things, the Preferred Stock Issuance in connection with the proposed Transactions.

Additional Information and Where to Find It

In connection with the Preferred Stock Issuance, the Company intends to file preliminary and definitive proxy statements and other materials with the SEC. In addition, the Company may also file other relevant documents with the SEC regarding the proposed Transactions. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. The definitive proxy statement and other relevant documents will be sent or given to the Company’s stockholders as of the record date established for voting. Investors and stockholders may also obtain a free copy of the proxy statement (when available) and other documents filed by the Company at its website, www.lairdsuperfood.com, or at the SEC’s website, www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from the Company by directing such request to the Company, to the attention of Investor Relations, 5303 Spine Road, Suite 204, Boulder, Colorado 80301.

Participants in the Solicitation

The Company, Nexus and their respective directors, partners and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Transactions. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s directors and executive officers by reading the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on February 26, 2025. To the extent holdings of shares of Common Stock by the Company’s directors and executive officers have changed from the amounts of shares of Common Stock held by such persons as reflected in the Company’s Annual Report on Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant materials filed with the SEC in connection with the proposed Transactions when they become available.

No Offer or Solicitation

This Current Report is not a proxy statement or solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the potential Transactions and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1*	Securities Purchase Agreement, dated December 21, 2025, by and among Laird Superfood, Inc., Encore Consumer Capital Fund II, LP, certain of the members of Navitas LLC, and Global Superfoods Corp.
3.1	Form of Certificate of Designations of Series A Preferred Stock.
10.1*	Investment Agreement, dated December 21, 2025, by and among Laird Superfood, Inc., Gateway Superfood NSSIII Investment, LLC and Gateway Superfood NSSIV Investment, LLC.
10.2	Form of Voting and Support Agreement.
10.3	Form of Registration Rights Agreement.
99.1	Press release, issued December 22, 2025 (furnished pursuant to Item 7.01).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2025	Laird Superfood, Inc.

	By:	/s/ Anya Hamill
	Name:	Anya Hamill
	Title:	Chief Financial Officer